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Exhibit 10.1
MANUFACTURING AGREEMENT

      This Manufacturing Agreement (the "Agreement") is
made and entered into at
St. Louis County, Missouri as of the 1st day of November, 2002
(the "Effective Date")
by and between LaBarge, Inc., a Delaware corporation ("Contractor")
and GE Transportation
Systems Global Signaling, LLC, a Delaware limited liability company ("Client").
	WHEREAS, Client has, on the Effective Date, acquired from LaBarge-OCS, Inc., a
Delaware corporation and an affiliate of Contractor, certain assets relating to the railroad
segment of the Network Technologies Group of LaBarge-OCS, Inc.
pursuant to an Asset Purchase
Agreement (such assets hereinafter referred to as the "Assets"); and
	WHEREAS, a condition to Client's acquisition
 of the Assets was the agreement of
Contractor to provide to Client the manufacturing services
called for by this Agreement,
on the terms and subject to the conditions of this Agreement, and Contractor does so agree.
	NOW, THEREFORE, in consideration of the premises,
 and for other good and valuable
consideration, the sufficiency of which is hereby acknowledged by each party hereto, and
intending to be legally bound, the parties covenant and agree as follows:
1.	Manufacturing and Repair Services to be Provided by
Contractor.  Subject to the
terms and conditions of this Agreement, and subject to reasonable scheduling to accommodate
the needs and requirements of each party, Client agrees to
order and purchase from Contractor,
and Contractor agrees to manufacture, assemble and sell to Client, a minimum of two thousand
(2,000) CellularRTU units, plus accessory devices customarily accompanying the same, all of
which are set forth and described in Exhibit A, attached hereto
("Goods").  This initial purchase
order is hereinafter referred to as the "Initial Unit Purchases."
Contractor shall repair Goods
at prices set forth in Ssection 6.
2.	Scope of Manufacturing Services Provided by Contractor.  Contractor
represents and warrants to Client that throughout the term of this Agreement
Contractor shall maintain the resources and ability to provide the manufacturing
and repair services called for by this Agreement.
3.	Term.   The term of this Agreement shall be for a period of two years from and after the Effective Date, unless earlier terminated upon proper notice and upon proper cause, as provided herein.  Client shall
 have the option to extend
the term of this Agreement for an additional one year by giving notice of the exercise of such option at least six months prior to
the expiration of the initial
term.  Unless otherwise agreed, Contractor shall be
obligated to complete outstanding
purchase orders placed by Client prior to the effective
date of termination of this
Agreement and Client shall be obligated to pay for
any such products delivered after
 termination of this Agreement.
4.	Termination.  With reasonable cause, and after reasonable notice setting forth such cause, either party may terminate this Agreement.
Reasonable cause shall include (a) a material violation of this Agreement that cannot be cured without the risk of further damage to a party, (b) any act exposing the other party to a material liability not contemplated by this
 Agreement or (c) an event of default.  As used herein, an event of default shall mean and include the occurrence of any one or more of the following events of default:
	(1)	The other party defaults in the performance of
any material requirement or obligation under this Agreement or any other written agreement between the parties regarding the subject matter of this Agreement, and such default is not cured or a plan to cure the default is not submitted by the defaulting party and accepted by the non-defaulting party within ten (10) days after written notice of such default is sent to such party;
	(2)	The other party ceases to do business, makes a
composition or assignment for the benefit of its creditors, makes a general arrangement with its creditors concerning any extension or forgiveness of any of its secured debt, becomes bankrupt or insolvent, suffers or seeks the appointment of a receiver to the whole or any material part of its business, takes any action to liquidate or wind up the whole or any material part of its business, is found subject to any provisions of any bankruptcy code concerning involuntary bankruptcy or similar proceeding, or suffers a material adverse change in its financial position such that payments hereunder may be affected or delayed by a creditor or administrator
of the business of the other party; or
	(3)	Notwithstanding the foregoing provisions, an event
of default will occur if any party to the Asset Purchase Agreement executed by Client as Buyer and executed by LaBarge-OCS, Inc., as
Seller shall breach any provision of that agreement or the License,
Service, Guaranty, and other agreements executed pursuant to the Asset
Purchase Agreement.
	Upon termination of this Agreement, Contractor shall
promptly return to Client any and all items of Client's property in Contractor's possession.  Contractor shall immediately discontinue the use of any of Client's property upon the effective date of any termination of this Agreement.  In the event that such items raw materials, work in process, and finished Goods inventories that were purchased or produced by Contractor to complete orders placed by Client but subsequently canceled by Client as a result of the termination without cause of this
Agreement cannot otherwise be used or sold at similar
economic benefit to Contractor,
Client agrees to purchase items other than finished Goods from Contractor, at
Contractor's cost plus 10% and to purchase the finished Goods at the prices set forth in this Agreement. plus a reasonable profit, the amount of raw materials, work in process, and finished goods inventories that were purchased or produced by Contractor to complete orders placed by Client but subsequently canceled by
Client as a result of the termination of this Agreement.
5.	Independent Contractor.  The parties agree that the relationship of Contractor to Client is that of an independent contractor, and that neither Contractor nor any of Contractor's directors, officers, employees, agents or representatives is an employee, servant,
agent, partner or joint venturer
of Client.  Contractor shall utilize employees of Contractor to provide and perform the services hereunder, shall direct those employees in the performance of those services, and shall be solely responsible for paying those employees and any and all withholding taxes and benefits due those employees.
Client is not authorized to direct or control any of Contractor's employees in the performance of those services.  Client shall request Contractor to perform the services provided for in this Agreement, and Contractor shall determine the manner in which such services shall be performed.
Contractor shall, however, perform such services in a reasonable and competent manner. Contractor is not authorized to enter into contracts or agreements on behalf of Client.
6.	Initial Units Purchases; Price; Terms and Conditions.  The
price for each of the CellularRTU units and accessory devicesGoods that are ordered during the Initial Units Purchases shall be the price set forth in Exhibit B.  Upon completion of the Initial Units Purchases,
Client covenants and agrees to order from Contractor such additional amount of cellular RTU units and accessory devicesGoods as determined by Client at prices to be mutually agreed upon by the parties.  Client may request price reviews of the prices set forth in Exhibit B, as aggregate costs of Contractor may change over the period of this Agreement.  Cost reviews are to be undertaken periodically to review the material and labor portion of pricing.  Contractor will provide for such
cost reviews detailed
documentation showing Contractor's cost structure.  Contractor shall extend its best efforts to minimize component, material and labor costs so as to realize the lowest cost structure obtainable while maintaining the required quality of the cellular RTU units and accessory devices. All such orders shall be governed by the terms and conditions set forth in this Agreement, and any additional terms and conditions of purchase that may be set forth in any purchase order (excepting only quantity, price, delivery dates and description of Goods ordered) shall have no force or effect.  Contractor shall repair or replace at no cost to Client Goods manufactured prior to the Effective Date that are still under the manufacturer's warranty but
have been returned to Client.
Contractor shall repair or replace Goods that are out of
warranty at Contractor's
fully burdened time and material costs plus 10%;
however, for any Good for which
the estimated repair or replacement cost is more than
$300, Contractor shall first
obtain permission to repair or replace from Client. In no
event shall Contractor
ever be required to provide to Client, nor shall Client
ever be entitled to enforce
against Contractor, any terms and conditions of purchase and sale that are less favorable to Contractor thanThe parties further agree to the following:
a. Delivery of Goods shall be FOB Contractor's designated
 plant or facility; drop
shipments to Client or Client's customers at Client's
direction and expense; title
and risk of loss pass at delivery to Client or carrier;
b. Warranties that Goods sold are free from defects in materials furnished by Contractor and free from defects in workmanship for the earlier of twelve (12) months from the date of installation or fifteen (15) months from date of shipment, and that Contractor is conveying good marketable title to such Goods;
c. All other warranties (including warranties of fitness for a particular purpose) are excluded;
d. Remedies for breach of contract or warranties shall be limited to refund of purchase price of Goods, or repair or replacement of
Goods; Contractor not liable for any consequential, incidental or exemplary damages
e. Payment - net due within 60 days after receipt of invoice by
Client
7.	Intellectual Property Rights; Confidentiality.  Each party
shall retain all right, title and interest in and to any and all intellectual property rights owned by that party.  No use or disclosure of such information involving the other party shall operate as a waiver or forfeiture of any such rights.  Client acknowledges and agrees that
Client is licensing to Contractor certain rights to intellectual property of Client as set forth in a Licensing Agreement attached hereto as Exhibit C, and that such rights and information may be utilized by Contractor in the performance of this Agreement.  Each party covenants and agrees to maintain in confidence, and not disclose to third parties or use in any improper manner, any and all confidential, proprietary and trade secret
information of or belonging
to the other during the Term of this Agreement and for a period of two years thereafter during the Term of this Agreement and for a
period of two years thereafter.
8. 	Indemnities and Insurance.  Each party covenants and agrees to indemnify and hold the other party completely harmless from
and against any and all claims,
actions, demands, suits or actions arising out of the gross negligence or intentional other misconduct of the indemnifying party and that arise out of the performance of this Agreement.  Contractor represents
and warrants to Client
that Contractor is covered by insurance coverage as set forth in Exhibit D, attached hereto, and that Contractor shall maintain such coverage during the
Term of this Agreement and provide certificates of such coverage to Client upon reasonable request.
9.	Quality.  Contractor shall manufacture and test the Goods set forth in
Exhibit A in a manner consistent with Contractor's past practices and standards.
 In the event that Client requests any change in such practices and standards,
 Contractor shall be entitled to negotiate with Client regarding modifications to the pricing of the Goods, and shall be entitled to reject any requested change in practice or standards if the parties have not reached an agreement regarding a modification to pricing.
10.	 Process Control/Changes.  Contractor shall retain all rights in and to Contractor's manufacturing processes.  Any and allContractor shall make no changes to such processes shall remain the property of
Contractorwithout Client's consent.
11.	Further Representations and Warranties of Contractor.  Contractor
represents and warrants to Client each of the following:  a) during the
Term of this Agreement, Contractor shall conduct its operations in compliance with all rules, laws and regulations applicable to such operations, including
OSHA and other work safety and employment laws; and b) to the knowledge of
Contractor's officers, the manufacturing operations of Contractor that are contemplated by this Agreement do not require any license, permit, device or procedure that has not been previously disclosed to Client in order to conduct those operations as previously conducted by Contractor, and such operations have not resulted in any material claims arising under worker's compensation or similar laws.
12.	Notice.  Any notice given in connection with this Agreement shall be given in writing and shall be delivered by facsimile or by overnight delivery system addressed to the following:
      LaBarge, Inc.			GE Transportation Services Global Signaling LLC
	9900A Clayton Road		2712 S. Dillingham Road
	St. Louis, MO 63124		Grain Valley, MO 64029
	Att'n:  Donald Nonnenkamp	Att'n:  Thomas G. HammoorService Business Leader
	314/812-9486 fax		816/650-6329 fax

13.	Assignment.  Neither party may assign this Agreement,
in whole or in part, without the prior written consent of the other party.
14.	Choice of Law.  This Agreement shall be governed by, and
construed in accordance with, the internal laws of the State of Missouri.
15.	Entire Agreement.  This Agreement is the entire agreement
of the parties with respect to the subject matter set forth herein, and there are no promises, understandings or agreements respecting that subject that are not fully set forth herein.
16.	Amendments; Good Faith Negotiations Regarding Same.  This
Agreement may be amended, modified or revised only in a writing duly executed by authorized representatives of the parties. The parties will negotiate in good faith regarding any proposed amendments, modifications or revisions to this Agreement, including any proposed increase or reduction in services hereunder.

[signatures appear on next page]

IN WITNESS WHEREOF, each party has executed this Agreement by its duly authorized representative, intending this Agreement to be effective as of the Effective Date set forth above.

      LABARGE, INC.

      By:/s/Craig E. LaBarge
      	Craig E. LaBarge, President and
      	Chief Executive Officer


GE TRANSPORTATION SYSTEMS GLOBAL SIGNALING, LLC

By	/s/Thomas G. Hammoor
Name	Thomas G. Hammoor
Title	Manager and President